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                                                                   Exhibit 11(b)


                                  MIZAR, INC.

                        COMPUTATION OF PER SHARE INCOME
                   (in thousands, except per share amounts)

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                                                                                                   Nine Months Ended
                                                                                                       March 31,
                                                                                                 1997              1996
                                                                                                 ----              ----
PRIMARY INCOME PER SHARE:
     Net income                                                                                 $  118            $3,241
                                                                                                ======            ======
     Weighted average shares outstanding                                                         4,961             4,404

     Effect of common stock equivalents:
               Options outstanding                                                                 786               839
               Weighted average exercised options outstanding for portion of period,
                 net of equivalent shares purchased at average fair market value                     -               107
               Effect of using option proceeds to repurchase common stock at
                 average fair market value                                                        (177)              (86)
                                                                                                ------            ------
                                                                                                   609               860
                                                                                                ------            ------
                                 Total common stock equivalents                                  5,570             5,264
                                                                                                ------            ------
Primary income per share                                                                        $ 0.02            $ 0.62
                                                                                                ======            ======

FULLY DILUTED INCOME PER SHARE:
     Total weighted average shares from above                                                    5,570             5,264

     Effect of conversion of subordinated debentures                                                 -               288
                                                                                                ------            ------

                                 Total common stock equivalents                                  5,570             5,552
                                                                                                ------            ------

Net income                                                                                      $  118            $3,241

Adjustment to net income for interest on subordinated debentures                                     -                46
                                                                                                ------            ------

Net income, as adjusted                                                                         $  118            $3,287
                                                                                                ------            ------

Fully diluted income per share                                                                  $ 0.02            $ 0.59
                                                                                                ======            ======

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